Exhibit 4.1
EXECUTION COPY
AMENDED AND RESTATED WARRANT AGREEMENT
     This Amended and Restated Warrant Agreement (this “Warrant Agreement”) is made as of July 20, 2009 between Global Consumer Acquisition Corp., a Delaware corporation, with offices at 1370 Avenue of the Americas, 28th Floor, New York, New York 10019 (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (the “Warrant Agent”) and amends and restates that certain Warrant Agreement dated as of November 27, 2007 between the Company and the Warrant Agent (the “Original Warrant Agreement”).
     WHEREAS, the Company engaged in a public offering (the “Public Offering”) of units (the “Units”) on November 20, 2007 and, in connection therewith, issued 31,948,850 (including the over allotment option) warrants to the public investors (the “Public Warrants” and, together with the Insider Warrants (as defined below), the “Warrant(s)”), each of such Warrants evidencing the right of the holder thereof to purchase one share of common stock, par value $.0001 per share, of the Company (the “Common Stock”) for $12.50 per share (as amended under this Warrant Agreement) for the Public Warrants and the Insider Warrants in each case subject to adjustments as described herein;
     WHEREAS, the Company has filed, with the Securities and Exchange Commission (the “SEC”), a registration statement, No. 333-144799, on Form S-1 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Act”), of, among other securities, the Public Warrants, and the Common Stock issuable upon exercise of the Public Warrants;
     WHEREAS, the Company issued 8,500,000 warrants in an insider private placement immediately prior to the Public Offering, which warrants (the “Private Warrants”) are identical to the Public Warrants, subject to certain exceptions, as set forth in the Registration Statement and this Warrant Agreement;
     WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;
     WHEREAS, the Company has entered into (i) a Merger Agreement (the “1st Commerce Merger Agreement”), with WL Interim Bank, a Nevada corporation, 1st Commerce Bank, a Nevada-chartered non-member bank, Capitol Development Bancorp Limited V, a Michigan corporation and Capitol Bancorp Limited, a Michigan corporation, which provides for the merger of 1st Commerce Merger Sub with and into 1st Commerce Bank, with 1st Commerce Bank being the surviving entity and becoming GCAC’s wholly-owned subsidiary and (ii) together with 1st Commerce Bank as assignee, an Asset Purchase Agreement (the “Colonial Asset Purchase Agreement”), with Colonial Bank, an Alabama banking corporation, and wholly-owned subsidiary of The Colonial BancGroup, Inc., a Delaware corporation. The transactions contemplated by the 1st Commerce Merger Agreement and the Colonial Asset Purchase Agreement are referred to herein as the “Acquisitions”;

     WHEREAS, in connection with the Acquisitions, the Company and the holders of at least a majority of the presently outstanding Warrants (each, a “Consenting Holder”) have agreed to amend the Original Agreement pursuant to the letter agreement dated as of July 20, 2009 between the Company and the Consenting Holders attached as Exhibit A hereto. (the “Letter Agreement”);
     WHEREAS, in order to help facilitate the necessary votes of the shareholders of the Company to consummate the Acquisitions, Hayground Cove Asset Management LLC, the sponsor of the Company (“Hayground Cove”), on behalf of itself and the funds, accounts and founders shares it or its affiliates control, has entered into the Founders Shares Restructuring Agreement between Hayground Cove and the Company substantially in the form attached as Exhibit B hereto (the “Founder Shares Restructuring Agreement”) whereby Hayground Cove, on behalf of itself and the funds, accounts and founders shares it or its affiliates control, has agreed to exchange at least 90% of the outstanding founders shares in exchange for one (1) Warrant per founder share, which warrants (the “Founders Exchange Warrants” and, together with the Private Warrants, the “Insider Warrants”) are identical to the Public Warrants, subject to certain exceptions, as set forth in the Registration Statement and this Warrant Agreement;
     WHEREAS, under the terms of the Founders Shares Restructuring Agreement and this Warrant Agreement, Hayground Cove may exchange up to 7,987,214 founders shares for Insider Warrants;
     WHEREAS, the Company and the Consenting Holders wish to amend and restate the Original Warrant Agreement in accordance with the terms and provisions hereof and have directed the Warrant Agent to execute this Warrant Agreement;
     WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants;
     WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the legally valid and binding obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement; and
     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
Section 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Warrant Agreement.
Section 2. Warrants.
     2.1 Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit C hereto (and in the case of the Insider Warrants, with a legend in substantially the form of Exhibit C-1 hereto; in the case of any warrants held by Hayground Cove, or any of its affiliates, with a legend in substantially the form of Exhibit C-2 hereto; and all Warrants shall have a legend in substantially the form of Exhibit C-3 hereto), the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, President, Treasurer, Secretary or Assistant Secretary of the Company, and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
     2.2 Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.
     2.3 Registration.
     2.3.1 Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.
     2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
     2.4 Detachability of Warrants. The securities comprising the Units will not be separately transferable until the fifth day (or as soon as practicable thereafter) after the earlier to occur of (1) the expiration of the underwriters’ over-allotment option in the Public Offering and (2) its exercise in full, but in no event will separate trading of the securities comprising the Units be allowed until the Company (i) files a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering and (ii) issues a press release announcing when such separate trading will begin.
Section 3. Terms and Exercise of Warrants.
     3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $12.50 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company, in its sole discretion, may lower the Warrant Price at any time prior to the Expiration Date (as defined below); provided, however, that any change in the Warrant Price must apply identically in percentage terms to all of the Warrants, and provided further that any reduction in Warrant Price must remain in effect for at least 20 business days.
     3.2 Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the later of (i) the completion of an acquisition by the Company of one or more operating businesses or assets through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination having collectively a transaction value (as defined in the prospectus contained in the Registration Statement) of at least 80% of the Company’s net assets at the time of the acquisition (a “Business Combination”), and (ii) one year after the effective date of the Registration Statement, and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) seven years after the closing of the Business Combination and (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Warrant Agreement (the “Expiration Date”); provided, however, that the Warrants shall not be exercisable and the Company shall not be obligated to issue Common Stock in respect thereof unless, at the time a holder seeks to exercise the Warrants, a prospectus relating to the Common Stock issuable upon exercise of the Warrants is current and the Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that any extension of the duration of the Warrants must apply equally to all of the Warrants.
     3.3 Exercise of Warrants.
     3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company, the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock, and the issuance of the Common Stock.
     3.3.2 Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrant a certificate or certificates representing the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless a registration statement under the Act with respect to the Common Stock issuable upon exercise is effective. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful. In no event will the registered holder of a Warrant be entitled to receive a net-cash settlement of the Warrants other than as set forth in Section 6.5 of this Warrant Agreement. Accordingly, the Warrants may expire unexercised and worthless if a current registration statement covering the Common Stock is not effective. In no event shall the registered holder of a Warrant be entitled to receive any monetary damages if the shares of Common Stock underlying the Warrants have not been registered by the Company pursuant to an effective registration statement or if a current prospectus is not available for delivery by the Warrant Agent; provided that the Company has fulfilled its obligation to use its commercially reasonable efforts to effect such registration and ensure a current prospectus is available for delivery by the Warrant Agent.
     3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and non-assessable.
     3.3.4 Date of Issuance. Each person or entity in whose name any such certificate for shares of Common Stock is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.
     3.3.5 Restrictions on Exercise.
     (a) No Warrant held by Hayground Cove or any of its affiliates will be exercisable at any time while under Hayground Cove or its affiliates’ control. Hayground Cove will notify any transferee that it is on notice that the transferee may be subject to the Bank Holding Company Act and the Change in Bank Control Act, federal banking law statutes that can require prior notice to a federal bank regulatory agency and prior approval from such federal bank regulatory agency. Prior to any transfer by Hayground Cove, Hayground Cove will be required to obtain an opinion of bank regulatory counsel that the transfer of Warrants will not make the transferee a “bank holding company” for purposes of the Bank Holding Company Act or subject the transferee to prior approval of the Federal Reserve Board under the Change in Bank Control Act.

     (b) The Company shall not effect the exercise of Warrants, and each holder shall not have the right to exercise its Warrants, to the extent that, after giving effect to such exercise, such holder (together with such holder’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of such holder’s Warrants with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrants beneficially owned by such holder and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of the Warrants, in determining the number of outstanding shares of Common Stock, each holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-KSB, Form 10-Q, Form 10-QSB, Current Report on Form 8-K or other public filing with the SEC as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any holder, the Company shall within two (2) Business Days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by each holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, each holder may from time to time increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
Section 4. Adjustments.
     4.1 Stock Dividends; Split-Ups. If, after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock. If, after the date hereof, and subject to the provisions of Section 4.6 below, there is any cash dividend on the outstanding shares of Common Stock, then, on the effective date of such cash dividend the number of shares of Common Stock issuable on exercise of each the Warrant Price shall be decreased in the amount to such cash dividend; provided however, that no adjustment shall be required to be made under this Section 4.1 with respect to cash dividends on or after the date the last sales price of the Common Stock has been equal to or greater than $18.00 per share on each of twenty (20) trading days within any thirty (30) trading day period.
     4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
     4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price, immediately prior to such adjustment, by a fraction, (i) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.
     4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 4.1 or 4.2 hereof or one that solely affects the par value of such shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.
     4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4 the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
     4.6 No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.
     4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Warrant Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
     4.8 Extraordinary Dividends. If the Company, at any time during the Exercise Period, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (w) as described in Sections 4.1, 4.2 or 4.4, (x) regular quarterly or other periodic dividends, (y) in connection with the conversion rights of the holders of Common Stock upon consummation of a Business Combination or (z) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s Board of Directors in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend.
     4.9 Notice of Certain Transactions. In the event that the Company shall (a) offer to holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling the holders of Common Stock to subscribe for shares of Common Stock or (c) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the Warrant holders a notice of such action or offer. Such notice shall be mailed to the registered holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Section 4 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Company has taken any such action.
Section 5. Transfer and Exchange of Warrants.
     5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon the Company’s request.
     5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that, in the event a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and shall issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.
     5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.
     5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.
     5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
Section 6. Redemption.
     6.1 Redemption. Subject to Section 6.4 hereof and the penultimate sentence of this Section 6.1, all (and not less than all) of the outstanding Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.01 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock has been equal to or greater than $21.00 per share (the “Trigger Price”) on each of twenty (20)

trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given. Notwithstanding the foregoing, the Company cannot exercise its redemption rights pursuant to this Section 6 unless a registration statement is effective with respect to the shares of Common Stock underlying the Warrants. For the avoidance of doubt, the Company may redeem the Warrants only if there is an effective registration statement with respect to the Common Stock to enable the exercise of the Warrants during the period specified in Section 6.3 hereof.
     6.2 Date Fixed for, and Notice of Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date sent, whether or not the registered holder received such notice. In the event of any adjustment to the Warrant Price or the number of shares of Common Stock issuable on exercise of each Warrant as provided in Section 4, a proportional adjustment shall be made to the Trigger Price.
     6.3 Exercise After Notice of Redemption. The Warrants may be exercised in accordance with Section 3 of this Warrant Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.
     6.4 Outstanding Warrants Only. The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise, provided that the criteria for redemption is met.
     6.5 Cash Redemption. In the event there is not in place an effective registration statement on the Expiration Date of the Warrants, the Warrants will remain outstanding and not expire until 90 days after an effective Registration Statement is filed. If, within 90 days following the Expiration Date the Company does not file an effective Registration Statement, the Warrants will become exerciseable for cash consideration equal to the excess of the Market Value over the Warrant Price multiplied by the number of Warrants exercised until such time as an effective Registration Statement is filed. For the purposes of the foregoing, “Market Value” shall equal the Volume Weighted Average Common Stock price as quoted by Bloomberg for the 10 trading days prior to the Exercise Date.
Section 7. Other Provisions Relating to Rights of Holders of Warrants.
     7.1 No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
     7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnify or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.
     7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.
     7.4 Registration of Common Stock. The Company agrees that, prior to the commencement of the Exercise Period, it shall file with the SEC a post-effective amendment to the Registration Statement or a new registration statement, for the registration under the Act of, and it shall take such action as is necessary to qualify for sale, in those states in which the Public Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Public Warrants. In either case, the Company will use its commercially reasonable efforts to cause the same to become effective on or prior to the commencement of the Exercise Period and use its commercially reasonable efforts to maintain the effectiveness of such registration statement and ensure that a current prospectus is on file with the SEC until the expiration of the Warrants in accordance with the provisions of this Warrant Agreement. In addition, the Company agrees to use commercially reasonable efforts to register such securities under the blue sky laws of the states of residence of the exercising warrant holders to the extent an exemption is not available. Notwithstanding the foregoing, a Warrant can expire unexercised regardless of whether a registration statement is current under the Act with respect to the Common Stock issuable upon exercise of the Warrants.
     7.5 Delivery of Prospectus or Notice. Upon the exercise of any Warrant, if the Company requests, the Warrant Agent shall deliver to the holder of such Warrant, prior to or concurrently with the delivery of the shares of Common Stock issued upon such exercise, in accordance with the Company’s request, either (i) a prospectus relating to the shares of Common Stock deliverable upon exercise of Warrants and complying in all material respects with the Act or (ii) the notice referred to in Rule 173 under the Act.
Section 8. Concerning the Warrant Agent and Other Matters.
     8.1 Payment of Taxes. The Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

     8.2 Resignation, Consolidation, or Merger of Warrant Agent.
     8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and have its principal office in the Borough of Manhattan, City and State of New York, and be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and, upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.
     8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.
     8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act on the part of the Company or the Warrant Agent.
     8.3 Fees and Expenses of Warrant Agent.
     8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder as set forth on Exhibit D hereto and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder

     8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.
     8.4 Liability of Warrant Agent.
     8.4.1 Reliance on Company Statement. Whenever, in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chairman of the Board or President of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.
     8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement, except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.
     8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and non-assessable.
     8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.
     8.6 Waiver. The Warrant Agent acknowledges that it has read the prospectus contained in the Registration Statement and understands that the Company has established a trust fund (the “Trust Fund”) with the net proceeds of the Public Offering and the insider private placement of Insider Warrants for the benefit of the public stockholders and that the Company may disburse monies from the Trust Fund only (i) to the public stockholders in the event of the conversion of their shares or the liquidation of the Company or (ii) to the Company after it consummates an initial business combination described in such prospectus. For and in consideration of the value to be received in connection with this Warrant Agreement, the Warrant Agent hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Fund (each a “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and will not seek recourse against the Trust Fund for any reason whatsoever.
Section 9. Miscellaneous Provisions.
     9.1 Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
     9.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or registered mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery or by facsimile transmission. Such notice or communication shall be deemed given (a) if mailed, two days after the date of mailing, (b) if sent by national courier service, one business day after being sent, (c) if delivered personally, when so delivered, or (d) if sent by facsimile transmission, on the second business day after such facsimile is transmitted, in each case as follows:
If to the Warrant Agent, to:
Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Compliance Department
Fax:(212) 445-7800
If to the Company, to:
Global Consumer Acquisition Corp.
1370 Avenue of the Americas, 28th Floor
New York, New York 10019
Attn: Scott LaPorta
Fax:(212) 445-7800
With a copy to:
Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Attn: Frank J. Lopez, Esq.
Fax:(212) 969-2900

     9.3 Applicable Law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.
     9.4 Waiver of Trial by Jury. Each party hereto hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Warrant Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.
     9.5 Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation, other than the parties hereto and the registered holders of the Warrants, any right, remedy or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.
     9.6 Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his, her or its Warrant for inspection.
     9.7 Counterparts; Facsimile Signatures. This Warrant Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Warrant Agreement.
     9.8 Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.
     9.9 Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of each of the registered holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.1 and 3.2, respectively, without such consent.
     9.10 Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
     9.11 Effective Date; Operative Date. This Warrant Agreement shall be deemed effective upon the execution hereof; provided however the amendments to the Original Warrant Agreement contained in this Warrant Agreement will not be operative until (i) approved in writing by the New York Stock Exchange and (ii) certification to the Warrant Agent and the Company from applicable registered holders as to the positions held by each of the Holders (as defined in the Letter Agreement).
[Remainder of page intentionally left blank; signature page immediately follows.]

          IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

GLOBAL CONSUMER ACQUISITION CORP.
By:	/s/ Jason N. Ader
	Name:	Jason N. Ader
	Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:	/s/ Steven Nelson
	Name:	Steven Nelson
	Title:	Chairman